EXHIBIT 99.1

                           August 10, 2000

               PRESS RELEASE: FOR IMMEDIATE RELEASE

      Penns Woods Bancorp Announces Stock Repurchase Program

Theodore H. Reich, Chairman of the Board and President of Penns Woods Bancorp, Inc., and Ronald A. Walko, Executive Vice President and Chief Executive Officer, have announced that the Company's Board of Directors authorized the repurchase of up to 156,000 shares, or approximately 5%, of the Company's outstanding common stock. Repurchases are authorized to be made by Penns Woods from time to time at then prevailing market prices in open market or in privately negotiated transactions during the next 12 months as, in management's sole opinion, market conditions warrant.

Chairman of the Board and President Reich further added that "the repurchase of shares will allow Penns Woods to manage its capital position more effectively, increase earnings per share and provide added liquidity for our stockholders." Shares repurchased will be held in Treasury as issued shares an may become outstanding again upon the exercise of stock options, to meet the needs of the Company's Dividend Reinvestment and Stock Purchase Plan, or for general corporate purposes.

Penns Woods Bancorp, Inc. is a $370 million bank holding company headquartered in Jersey Shore, Pennsylvania. Banking services are provided by its subsidiary, Jersey Shore State Bank, from 10 branch offices in Lycoming, Clinton and Centre Counties.

Visit us at our web site at www.jssb.com.

Contact:  Ronald A. Walko
          Williamsport, PA      (570) 322-1111
                               (888) 412-5772 (Toll-Free in
                                               Pennsylvania)




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